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                                                                  EXHIBIT 10.1






























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                                   VANS, INC.


                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

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                               TABLE OF CONTENTS
                                                                    Page
                                                                    ----
1.       DEFINITIONS AND CONSTRUCTION . . . . . . . . . . . . . . .   1
         1.1     Definitions  . . . . . . . . . . . . . . . . . . .   1
         1.2     Accounting Terms . . . . . . . . . . . . . . . . .  14

2.       LOAN, LETTERS OF CREDIT AND TERMS OF PAYMENT . . . . . . .  14
         2.1     Advances . . . . . . . . . . . . . . . . . . . . .  14
         2.2     Letters of Credit  . . . . . . . . . . . . . . . .  15
         2.3     Repayment of Overadvance . . . . . . . . . . . . .  16
         2.4     Interest Rates, Payments, and Calculations . . . .  16
         2.5     LIBOR Advance Termination  . . . . . . . . . . . .  17
         2.6     Crediting Payments . . . . . . . . . . . . . . . .  18
         2.7     Depository Account . . . . . . . . . . . . . . . .  18
         2.8     Application of Principal Payments  . . . . . . . .  18
         2.9     Fees . . . . . . . . . . . . . . . . . . . . . . .  18
         2.10    Additional Costs . . . . . . . . . . . . . . . . .  19
         2.11    LIBOR Indemnity  . . . . . . . . . . . . . . . . .  20
         2.12    Term . . . . . . . . . . . . . . . . . . . . . . .  20
         2.13    Termination  . . . . . . . . . . . . . . . . . . .  20

3.       CONDITIONS OF LOANS  . . . . . . . . . . . . . . . . . . .  21

4.       CREATION OF SECURITY INTEREST  . . . . . . . . . . . . . .  21
         4.1     Grant of Security Interest . . . . . . . . . . . .  21
         4.2     Delivery of Additional Documentation Required  . .  21
         4.3     Right to Inspect . . . . . . . . . . . . . . . . .  21
         4.4     Negative Pledge  . . . . . . . . . . . . . . . . .  21

5.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .  22
         5.1     Due Organization and Qualification . . . . . . . .  22
         5.2     Due Authorization; No Conflict . . . . . . . . . .  22
         5.3     No Prior Encumbrances  . . . . . . . . . . . . . .  22
         5.4     Bona Fide Eligible Accounts  . . . . . . . . . . .  22
         5.5     Merchantable Inventory . . . . . . . . . . . . . .  22
         5.6     Name; Location of Chief Executive Office . . . . .  22
         5.7     Litigation . . . . . . . . . . . . . . . . . . . .  23
         5.8     No Material Adverse Change in Financial Statements  23
         5.9     Solvency . . . . . . . . . . . . . . . . . . . . .  23
         5.10    Regulatory Compliance  . . . . . . . . . . . . . .  23
         5.11    Environmental Condition  . . . . . . . . . . . . .  23
         5.12    Taxes  . . . . . . . . . . . . . . . . . . . . . .  24
         5.13    Permitted Investments  . . . . . . . . . . . . . .  24
         5.14    Government Consents  . . . . . . . . . . . . . . .  24
         5.15    Full Disclosure  . . . . . . . . . . . . . . . . .  24

6.       AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . .  24
         6.1     Good Standing  . . . . . . . . . . . . . . . . . .  24
         6.2     Government Compliance  . . . . . . . . . . . . . .  24
         6.3     Financial Statements, Reports, Certificates  . . .  25
         6.4     Inventory  . . . . . . . . . . . . . . . . . . . .  26
         6.6     Insurance  . . . . . . . . . . . . . . . . . . . .  26
         6.7     Further Assurances . . . . . . . . . . . . . . . .  26






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7.       NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .  26
         7.1     Change in Business . . . . . . . . . . . . . . . .  27
         7.2     Mergers or Acquisitions  . . . . . . . . . . . . .  27
         7.3     Indebtedness . . . . . . . . . . . . . . . . . . .  27
         7.4     Encumbrances . . . . . . . . . . . . . . . . . . .  27
         7.5     Distributions  . . . . . . . . . . . . . . . . . .  27
         7.6     Current Ratio  . . . . . . . . . . . . . . . . . .  27
         7.7     Quick Ratio  . . . . . . . . . . . . . . . . . . .  27
         7.8     Interest Coverage Ratio  . . . . . . . . . . . . .  27
         7.9     Adjusted Consolidated Tangible Net Worth . . . . .  27
         7.10    Working Capital  . . . . . . . . . . . . . . . . .  28
         7.11    Leverage Ratio . . . . . . . . . . . . . . . . . .  28
         7.12    Quarterly Losses . . . . . . . . . . . . . . . . .  28
         7.13    Investments  . . . . . . . . . . . . . . . . . . .  28
         7.14    Transactions with Affiliates . . . . . . . . . . .  28
         7.15    Inventory  . . . . . . . . . . . . . . . . . . . .  28
         7.16    Subordinated Debt  . . . . . . . . . . . . . . . .  28
         7.17    Compliance . . . . . . . . . . . . . . . . . . . .  29

8.       EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . .  29
         8.1     Payment Default  . . . . . . . . . . . . . . . . .  29
         8.2     Covenant Default . . . . . . . . . . . . . . . . .  29
         8.3     Material Adverse Effect  . . . . . . . . . . . . .  29
         8.4     Attachment . . . . . . . . . . . . . . . . . . . .  29
         8.5     Insolvency . . . . . . . . . . . . . . . . . . . .  30
         8.6     Other Agreements . . . . . . . . . . . . . . . . .  30
         8.7     Judgments  . . . . . . . . . . . . . . . . . . . .  30
         8.8     Misrepresentations . . . . . . . . . . . . . . . .  30

9.       BANK'S RIGHTS AND REMEDIES . . . . . . . . . . . . . . . .  30
         9.1     Rights and Remedies  . . . . . . . . . . . . . . .  30
         9.2     Power of Attorney  . . . . . . . . . . . . . . . .  31
         9.3     Accounts Collection. . . . . . . . . . . . . . . .  32
         9.4     Bank Expenses  . . . . . . . . . . . . . . . . . .  32
         9.5     Bank's Liability for Collateral  . . . . . . . . .  32
         9.6     Remedies Cumulative  . . . . . . . . . . . . . . .  33
         9.7     Demand; Protest; Application . . . . . . . . . . .  33

10.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . .  33

11.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER . . . . . . . .  34

12.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . .  34
         12.1    Successors and Assigns . . . . . . . . . . . . . .  34
         12.2    Indemnification  . . . . . . . . . . . . . . . . .  34
         12.3    Time of Essence  . . . . . . . . . . . . . . . . .  34
         12.4    Severability of Provisions; Headings . . . . . . .  34
         12.5    Amendments; Integration  . . . . . . . . . . . . .  35
         12.6    Counterparts . . . . . . . . . . . . . . . . . . .  35
         12.7    Survival . . . . . . . . . . . . . . . . . . . . .  35
         12.8    Confidentiality  . . . . . . . . . . . . . . . . .  35
         12.9    No Novation  . . . . . . . . . . . . . . . . . . .  35
         12.10   Amendments Upon Termination of Snowboard Boot
                 Financing  . . . . . . . . . . . . . . . . . . . .  35
         12.11   Power of Attorney  . . . . . . . . . . . . . . . .  36









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         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the
"Agreement") is entered into as of December 2, 1996, by and between BANK OF THE WEST ("Bank") and VANS, INC. ("Borrower"), and amends and restates the Existing Loan Agreement (hereinafter defined).

                                    RECITALS

         WHEREAS, Bank and Borrower wish to amend and restate the Loan and Security Agreement, dated as of July 1, 1995, by and between Borrower and Bank, as amended by the First Amendment to Loan and Security Agreement, dated as of August 25, 1995, by and between Borrower and Bank, by the Second Amendment to Loan and Security Agreement, dated as of November 9, 1995, by and between Borrower and Bank, by the Third Amendment to Loan and Security Agreement, dated as of March 29, 1996, by and between Borrower and Bank, by the Fourth Amendment to Loan and Security Agreement, dated as of April 11, 1996, by and between Borrower and Bank, and by the Fifth Amendment to Loan and Security Agreement, dated as of July 16, 1996, by and between Borrower and Bank (the "Existing Loan Agreement"); and

         WHEREAS, Borrower has requested certain changes to the credit facility extended under the Existing Loan Agreement and Bank has agreed to such requests, to the extent and manner set forth herein;

         NOW, THEREFORE, IT IS AGREED THAT:

         1.      DEFINITIONS AND CONSTRUCTION

                 1.1 Definitions. As used herein, the following terms shall have the following definitions:

                          "Account Debtor" means the Person who is obligated on
or under an Account.

                          "Accounts" means all presently existing and hereafter
arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor.

                          "Adjusted Committed Line" means, at any date, the
Committed Line, less (i) the sum of the aggregate undrawn face amount of the Letters of Credit outstanding and the aggregate drawn but unreimbursed Letters of Credit on such date and (ii) the sum of the Reserves on such date.

                          "Adjusted Consolidated Tangible Net Worth" means at
any date as of which the amount thereof shall be determined, the consolidated total assets of





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Borrower and the Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and
(c) all reserves not already deducted from assets, and (ii) Total Liabilities.

                          "Advance" or "Advances" means an advance under the
Revolving Facility.

                          "Affiliate" means, with respect to any Person, any
Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

                          "Bank Expenses" means all:  reasonable costs or
expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

                          "Borrower's Books" means all of Borrower's books and
records regarding Accounts, including: ledgers and records concerning the Collateral (other than Borrower's Books) and all computer programs, or tape files, and the related equipment containing such information and, in any event, related solely to the Collateral.

                          "Borrowing Base" means as of any date the sum of (i)
eighty percent (80%) of the aggregate face amount of Eligible Accounts as of such date; provided that if Dilution equals or exceeds seven and one-half percent (7.5%) at any time, Bank may, in its discretion, implement appropriate Reserves to reflect such increased Dilution, and (ii) the lesser of (A) forty percent (40%) of the value of Eligible Inventory at such time (valued at the lower of cost or fair market value, on a FIFO basis, in accordance with GAAP), and (B) Seven Million Dollars ($7,000,000).

                          "Business Day" means any day that is not a Saturday,
Sunday, or other day on which banks in the State of California are authorized or required to close.

                          "Cash Equivalents" means as of any date the net
current cash value of obligations issued or guaranteed by the United States of America then held by Borrower.

                          "Closing Date" means July 1, 1995.

                          "Code" means the California Uniform Commercial Code.





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                          "Collateral" means (i) the Accounts, other than the
Snowboard Boot Accounts, (ii) the Depository Account, as defined in Section 2.7 hereof, (iii) the Negotiable Collateral, (iv) the Inventory, other than the Snowboard Boots, (v) Borrower's Books, and (vi) all claims, rights and interests in any of the foregoing and all proceeds thereof.

                          "Committed Line" means Twenty Million Dollars
($20,000,000).

                          "Consolidated Current Assets" means, as of any
applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and the Subsidiaries as at such date.

                          "Consolidated Current Liabilities" means, as of any
applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and the Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Advances made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

                          "Consolidated Interest Charges" means, for any
period, the aggregate amount accrued (determined in accordance with GAAP on a consolidated basis after eliminating inter-company items) of all interest (whether or not actually paid) during such period in respect of Indebtedness of Borrower and the Subsidiaries, including, without limitation, (a) all fees paid during such period for the purchase of interest rate protection products, amortized appropriately over the terms of the applicable Indebtedness, (b) amortized discount in respect of Indebtedness issued at a discount, and (c) imputed interest on capital lease obligations.

                          "Consolidated Net Income" means, for any period, the
net income (or deficit) of Borrower and the Subsidiaries for such period (taken as a cumulative whole) after deducting, without duplication, operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP on a consolidated basis, after eliminating all inter-company items in accordance with GAAP and after deducting portions of income properly attributable to outside minority interests, if any, in the stock and surplus of any Subsidiary; provided, however, that there shall be excluded from Consolidated Net Income: (i) the income (or deficit) of any Person, other than a Subsidiary, in which Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by Borrower or such Subsidiary in the form of cash dividends or similar distributions, (ii) any aggregate net gain or losses during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, and all securities), (iii) any portion of the net income of a Subsidiary





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which is unavailable (whether by law, agreement or otherwise) for the payment of dividends to Borrower or another Subsidiary, (iv) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary or is merged or consolidated with a Subsidiary, (v) any write up (less any non-cash write down) of any asset, other than Inventory adjustments made in accordance with GAAP, (vi) any net gain from the collection of the proceeds of life insurance policies, (vii) any gain or loss, or the extinguishment under GAAP of any Indebtedness of Borrower or any Subsidiary arising from the acquisition of any securities of Borrower or any Subsidiary, (viii) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the Investment in such Subsidiary, (ix) in the case of any merger or consolidation of Borrower into another Person, other than a Subsidiary, any earnings of such Person prior to the consummation of such merger or consolidation, (x) any portion of the net earnings of Borrower or any Subsidiary which cannot be freely converted into United States dollars, and
(xi) any portion of net earnings (or loss) of Borrower or any Subsidiary which results from foreign currency translation as determined in accordance with GAAP.

                          "Consolidated Quick Assets"  means as of any date the
sum of (i) Borrower's cash as of such date, (ii) Cash Equivalents as of such date, and (iii) Borrower's accounts receivable as of such date, all as determined in accordance with GAAP.

                          "Contingent Obligation" means, as applied to any
Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

                          "Daily Balance" means the amount of the Obligations
owed at the end of a given day.





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                          "Debt/EBITDA Ratio" means with respect to the last
day of any fiscal quarter of Borrower the ratio of (i) all Obligations outstanding as of such day, to (ii) aggregate EBITDA for the four (4) fiscal quarters ending as of such day.

                          "Dilution" means, with respect to any period, the
percentage obtained by dividing (a) the sum of non-cash credits against Accounts, other than Snowboard Boot Accounts, for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts, other than Snowboard Boot Accounts, for such period, as reasonably determined by Bank, by
(b) gross invoiced sales of Borrower, other than sales which gave rise to Snowboard Boot Accounts, for such period.

                          "EBIT" means, with respect to any fiscal quarter of
Borrower, Consolidated Net Income for such fiscal quarter plus taxes and interest expense deducted in determining Consolidated Net Income for such fiscal quarter, plus the pre-tax increase in LIFO reserves or minus the pre-tax decrease in LIFO reserves, and minus dividends paid or accrued and withdrawals paid or accrued to shareholders or other Affiliates not deducted in determining Consolidated Net Income for such fiscal quarter.

                          "EBITDA" means, with respect to any fiscal quarter of
Borrower, Consolidated Net Income for such fiscal quarter plus interest expense, taxes, depreciation and amortization deducted in determining Consolidated Net Income for such fiscal quarter, plus the pre- tax increase in LIFO reserves or minus the pre-tax decrease in LIFO reserves, and minus dividends paid or accrued and withdrawals paid or accrued to shareholders or other Affiliates not deducted in determining Consolidated Net Income for such fiscal quarter.

                          "Eligible Accounts" means those Accounts (i) which
are due and payable within ninety (90) days from the original date of invoice,
(ii) which are not Snowboard Boot Accounts, and (iii) have been validly assigned to Bank and comply in all material respects with all of the terms, conditions, warranties and representations made to Bank hereunder and the other Loan Documents; but Eligible Accounts shall not include the following:

                          (a) Accounts with respect to which the Account Debtor
                 is an officer, director, employee, or agent of Borrower or an Affiliate of Borrower;

                          (b) Accounts with respect to which goods are placed
                 on consignment, guaranteed sale, bill-and-hold, repurchase or return, or other terms by reason of which the payment of the Account Debtor may be conditional;





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
                          (c) Accounts arising from progress billings, invoices
                 for deposits, and rebills of amounts previously credited to the extent of credits issued more than fifteen (15) days prior to such rebill;

                          (d) Accounts with respect to which the Account Debtor
                 is not domiciled in the United States of America or Canada (unless such Account is fully secured by an irrevocable letter of credit acceptable to Bank and assigned to Bank or fully insured for commercial and political risks under insurance policies acceptable to Bank and for which Bank has been designated loss payee);

                          (e) Accounts with respect to which the sale is on an
                 installment sale, lease or other extended payment basis, except for Accounts for which Sports Odyssee, Famous Footwear, Genesco, Track n' Trail and Gadzooks are] the Account Debtors, which may be due and payable within one hundred twenty (120) days from the original date of invoice;

                          (f) Accounts with respect to which the Account Debtor
                 is a governmental agency or authority unless such agency or authority is the United States of America or any department, agency or instrumentality of the United States, and Borrower complies with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 203 et seq.);

                          (g) All Accounts owing by any Account Debtor if fifty
                 percent (50%) or more of the Accounts due from such Account Debtor are deemed not to be Eligible Accounts hereunder;

                          (h) Accounts with respect to which the Account Debtor
                 is an Affiliate of, or has common officers or directors with, Borrower;

                          (i) Accounts with respect to which Bank does not for
                 any reason have a perfected first priority Lien;

                          (j) Accounts with respect to which Borrower is or may
                 become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, to the extent of Borrower's existing or potential liability to such Account Debtor;

                          (k) Accounts with respect to which the Account Debtor
                 has disputed any liability, or the Account Debtor has made any claim with respect to any other Account due, or the Account is otherwise subject to any right of setoff, deduction, breach of warranty or other defense, dispute or counterclaim by the Account Debtor;

                          (l) that portion of the Accounts owed by any single
                 Account Debtor which exceeds ten percent (10%) of all of the Accounts





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
                 (excluding for purposes of this clause, the Snowboard Boot Accounts), except that with respect to Famous Footwear, J.C. Penney Co., Inc. or Kinney Shoe Corp., the ineligible portion of the Accounts of either such Account Debtor shall be that portion which exceeds fifteen percent (15%) of all the Accounts (excluding for purposes of this clause, the Snowboard Boot Accounts);

                          (m) that portion of any Accounts representing late
                 fees, service charges or interest, but only to the extent of such portion;

                          (n) Accounts of an Account Debtor where the Account
                 Debtor is located in New Jersey or Minnesota unless Borrower
                 (1) with respect to such state, has received a Certificate of Authority to do business and is in good standing in such state, or (2) has filed a Notice of Business Activities Report with the New Jersey Division of Taxation or the Minnesota Department of Revenue, as applicable, for the then current year;

                          (o) Accounts owed by any Account Debtor which is
                 insolvent or is the subject of an Insolvency Proceeding;

                          (q) that portion of any Accounts represented by
                 contract rights, documents, instruments, chattel paper or general intangibles; and

                          (r) all Accounts of an Account Debtor whose
                 creditworthiness is not satisfactory to Bank in its reasonable credit judgment due to Bank's reasonable belief of jeopardy of insolvency of such Account Debtor or impairment of such Account Debtor's ability to timely pay its Accounts, based on information available to Bank. References to percentages of all Accounts are based on dollar amount of Accounts and not number of Accounts.

                          "Eligible Inventory" means that portion of Inventory,
other than Snowboard Boots, consisting of raw materials normally and currently used in Borrower's business, and finished goods held for sale by Borrower, normally and currently saleable in the ordinary course of Borrower's business, and which at all times pertinent hereto is of good and merchantable quality, free from material defects, as to which Bank has a perfected first priority Lien, and which is located at the locations described in Section 7.15 hereof.

                          "ERISA" means the Employment Retirement Income
Security Act of 1974, as amended, and the regulations thereunder.

                          "Eurodollar Banking Day" means any Business Day on
which commercial banks are open for international business (including dealing in dollar deposits) in London, England and New York, New York.





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
                          "GAAP" means generally accepted accounting principles
as from time to time set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession in the United States.

                          "Indebtedness" means (a) all indebtedness for
borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and
(d) all Contingent Obligations.

                          "Insolvency Proceeding" means any proceeding
commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                          "Intercreditor Agreement" means the Intercreditor
Agreement, dated as of March 29, 1996, by and among Bank, Teachers Insurance and Annuity Association of America, Connecticut General Life Insurance Company, for itself and on behalf of one or more separate accounts, Life Insurance Company of North America, Ssangyong (U.S.A.), Inc. and Borrower.

                          "Inventory" means all present and future inventory in
which Borrower has any interest, including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

                          "Investment" means any beneficial ownership of
(including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                          "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                          "Letter of Credit" has the meaning specified in
Section 2.2(a) hereof.

                          "LIBOR Advance" has the meaning specified in Section
2.4(a)(ii) hereof.

                          "LIBOR Interbank Offered Rate" means with respect to
any LIBOR Period the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) at which the Bank's New York branch, which for purposes hereof shall be deemed the New York branch of Banque Nationale de Paris, would offer a deposit in Dollars to major banks in the New York interbank Eurodollar market at approximately 11:00 a.m., New York time, two (2) Eurodollar Banking Days prior to the commencement of such LIBOR Period and in an amount substantially equal to the aggregate amount of the LIBOR Advance scheduled to be outstanding during such LIBOR Period.

                          "LIBOR Margin" means as of any date (i) if the
Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was equal to or less than 1.00 to 1.00, 1.875%, (ii) if the Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was greater than 1.00 to 1.00 but equal to or less than 1.50 to 2.00, 2.00%, (iii) if the Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was greater than 2.00 to 1.00 but equal to or less than 2.50 to 1.00, 2.25%, (iv) if the Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was greater than 2.50 to 1.00 but equal to or less than 3.00 to 1.00, 2.50%, or (v) if the Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was greater than 3.00 to 1.00, 2.75%.

                          "LIBOR Period" has the meaning specified in Section
2.4(a)(ii) hereof.

                          "LIBOR Rate" means with respect to any LIBOR Advance
the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Bank to be equal to (A) the quotient of (1) the London Interbank Offered Rate for such LIBOR Advance for the LIBOR Period with respect thereto divided by (2) one minus the Reserve Requirement for such LIBOR Period, plus (B) the LIBOR Margin as of the first day of the LIBOR Period for such LIBOR Advance.

                          "Lien" means any mortgage, lien, deed of trust,
security interest or other encumbrance.

                          "Loan Documents" means, collectively, this Agreement,
any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

                          "Material Adverse Effect" means a material adverse
effect on (i) the business operations or condition of Borrower and the Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents,
(iii) the validity or enforceability of the Loan Documents, or (iv) the rights and remedies of Bank under the Loan Documents.

                          "Maturity Date" means November 1, 1997.

                          "Negotiable Collateral" means all of Borrower's
present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, which relate to any of the Accounts described in clause (i) of the definition of Collateral.

                          "Obligations" means all debt, principal, interest,
Bank Expenses and other amounts owed to the Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising (including all interest accruing after the commencement of an Insolvency Proceeding).

                          "Periodic Payments" means all installments or similar
recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

                          "Permitted Indebtedness" means:

                          (a)     Indebtedness of Borrower in favor of Bank
arising hereunder or any other Loan Document;

                          (b)     Subordinated Debt;

                          (c)     Indebtedness of Borrower in favor of
Ssangyong (U.S.A.), Inc. under the Snowboard Boot Financing Agreement providing financing for the Snowboard Boots, and secured by the Ssangyong Collateral, as defined in the Intercreditor Agreement, to the extent that the principal amount of such Indebtedness does not exceed Seven Million Dollars ($7,000,000);

                          (d)     unsecured Indebtedness of Borrower in favor
of Ssangyong Corporation, a South Korean corporation, to the extent that the principal amount of such Indebtedness does not exceed Six Million Dollars ($6,000,000);

                          (e)     Indebtedness of Borrower incurred after the
date hereof, to the extent that such Indebtedness is not described in any other clause of this definition and to the extent that the aggregate principal amount of such Indebtedness does not exceed Two Million Dollars ($2,000,000);

                          (f)     Indebtedness of Borrower to trade creditors
incurred in the ordinary course of business; and

                          (g)     Indebtedness that is secured by Liens
described in clause (c) of the definition of Permitted Liens.

                          "Permitted Investments" means investments satisfying
the investment objectives and investment criteria set forth in Borrower's Investment Policy, as in effect on the date hereof and attached hereto as Exhibit B.

                          "Permitted Liens" means the following:

                          (a)     Any Liens arising hereunder or the other Loan
Documents;

                          (b)     Liens for taxes, fees, assessments or other
governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

                          (c)     Liens (i) upon or in any equipment acquired
or held by Borrower or any of the Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

                          (d)     Liens consisting of leases or subleases and
licenses and sublicenses granted to others in the ordinary course of Borrower's or a Subsidiary's business not interfering in any material respect with the business of Borrower or such Subsidiary and any interest or title of a lessor or licensor under any lease or license, as applicable;

                          (e)     Liens securing claims or demands of
materialmen, mechanics, carriers, warehousemen, landlords and other like Persons imposed without action of such parties, provided that the payment thereof is not yet required;

                          (f)     Liens incurred or deposits made in the
ordinary course of Borrower's or a Subsidiary's business in connection with worker's compensation, unemployment insurance, social security and other like laws;

                          (g)     Liens arising from judgments, decrees or
attachments in circumstances not constituting an Event of Default;

                          (h)     Easements, reservations, rights-of-way,
restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of Borrower's or a Subsidiary's business;

                          (i)     Liens in favor of customs and revenue
authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                          (j)     Liens that are not prior to Bank's security
interest which constitute rights of set-off of a customary nature;

                          (k)     Liens in favor of Ssangyong (U.S.A.), Inc.
described in the Intercreditor Agreement;

                          (l)     Liens securing Indebtedness of Borrower
described in clause (e) of the definition of Permitted Indebtedness, to the extent that such Liens are not against any of the Collateral; and

                          (m)     Liens incurred in connection with the
extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (l) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

                          "Person" means any individual, sole proprietorship,
limited liability company, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

                          "Potential Default" means any event which through the
passage of time, service of notice or both, would mature into an Event of Default.

                          "Prime Interest Rate" means as of any date the sum of
(i) the Prime Rate as of such date and (ii) the Prime Rate Margin as of such date.

                          "Prime Rate" means the variable rate of interest, per
annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

                          "Prime Rate Margin" means as of any date (i) if the
Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was equal to or less than 2.00 to 1.00, 0%, (ii) if the Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was greater than 2.00 to 1.00 but equal to or less than 2.50 to 1.00, .25%, (iii) if the Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was greater than 2.50 to 1.00 but equal to or less than 3.00 to 1.00, .50%, or (iv) if the Debt/EBITDA Ratio as of the last day of fiscal quarter ended immediately prior to such date was greater than 3.00 to 1.00, .75%.

                          "Reserve Requirement" means for any LIBOR Advance and
any related LIBOR Period the rate on the day of pricing at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Period under Regulation D by Bank against "Eurocurrency Liabilities" (as such term is used in Regulation D), but without the benefit or credit of proration, exemptions, or offsets that might otherwise be available to Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined hereunder or (b) any category of extensions of credit or other assets that include any LIBOR Advance.

                          "Reserves" means the reserves consistent with the
definition of Eligible Accounts and the definition of Eligible Inventory, the Currency Reserve, as defined in Section 2.2(d) hereof, and such other reserves, deductions or adjustments Bank, in its reasonable credit judgment, deems necessary to reflect items reimbursable to Bank hereunder which have been incurred or are anticipated but not yet paid, any breaches of the warranties, representations or covenants of Borrower hereunder, or any Events of Default or Potential Defaults; provided that Bank shall retain all of its other rights and remedies hereunder, the other Loan Documents and by law.

                          "Regulation D" means Regulation D of the Board of
Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

                          "Regulatory Change" means, as to Bank, any change
after the Closing Date in United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including Bank of or under any United States federal, state, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                          "Responsible Officer" means any of the Chief
Executive Officer, the Chief Financial Officer or the Corporate Controller of Borrower.

                          "Revolving Facility" means the facility under which
Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

                          "Snowboard Boot Accounts" has the meaning given that
term in the Intercreditor Agreement.

                          "Snowboard Boot Financing Agreement" means the
Financing Agreement, as defined in the Intercreditor Agreement.

                          "Snowboard Boots" has the meaning given that term in
the Intercreditor Agreement.

                          "Subordinated Debt" means any debt incurred by
Borrower that is subordinated to the Obligations on terms reasonably acceptable to Bank.

                          "Subsidiary" means any corporation or partnership in
which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

                          "Total Liabilities" means at any date as of which the
amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

                          "Working Capital" means as of any date Consolidated
Current Assets as of such date less Consolidated Current Liabilities as of such date.

                 1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

         2.      LOAN, LETTERS OF CREDIT AND TERMS OF PAYMENT

                 2.1 Advances. Subject to the terms and provisions hereof, including, without limitation, that no Event of Default or Potential Default has occurred and is continuing, upon Borrower's request, made at any time and from time to time during the term hereof, Bank shall make Advances up to the Adjusted Committed Line, so long as the Borrowing Base formula is not in effect. While the Borrowing Base formula is in effect, Bank shall make Advances up to (A) the lesser of (i) the Borrowing Base and (ii) the Committed Line, minus (B) the sum of (i) the sum of the aggregate undrawn face amount of the Letters of Credit outstanding and the aggregate drawn but unreimbursed Letters of Credit and (ii) the sum of the Reserves; provided, however, that in no event shall Advances based on Eligible Inventory exceed fifty percent (50%) of the aggregate dollar amount of the Advances outstanding. Availability under the immediately preceding sentence during a calendar month shall be determined based on Eligible Accounts and Eligible Inventory as of the last day of the immediately preceding calendar month.

                 The Borrowing Base formula shall be in effect commencing on each and every date on which Borrower delivers to Bank financial statements that show that as of the last day of the most recently completed fiscal quarter of Borrower the Debt/EBITDA Ratio exceeded 2.00 to 1.00 and shall cease to be in effect on the first date thereafter that Borrower delivers to Bank financial statements that show that as of the last day of the most recently completed fiscal quarter of Borrower the Debt/EBITDA Ratio did not exceed 2.00 to 1.00.

                 Whenever Borrower desires an Advance, it shall notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit A hereto. Bank is authorized to make Advances hereunder, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank shall credit the amount of Advances made under this Section 2.1 to Borrower's deposit account.

         The Revolving Facility shall terminate on the Maturity Date, at which time all Advances under this Section 2.1 and other amounts due hereunder shall be immediately due and payable.

                 2.2      Letters of Credit.

                          (a)     Issuance.  Subject to the terms and
conditions hereof, Bank agrees to issue or cause to be issued for Borrower's account (A) sight documentary letters of credit, (B) usance documentary letters of credit with a final maturity or payment date of not more than one hundred twenty (120) days from acceptance date and (C) standby letters of credit (the "Letters of Credit") in an aggregate face amount not to exceed (i) the Adjusted Committed Line minus (ii) the then outstanding principal balance of the Advances provided that (x) the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Twenty Million Dollars ($20,000,000), and (y) the face amount of outstanding standby letters of credit (including drawn but unreimbursed standby letters of credit) shall not in any case exceed Five Million Dollars ($5,000,000), unless the Borrowing Base formula is in effect, in which case the aggregate face amount of the Letters of Credit may not exceed (i) the lesser of the Committed Line or the Borrowing Base, minus (ii) the then outstanding principal balance of the Advances and the Reserves. Each such sight Letter of Credit shall have an expiry date no later than one hundred twenty (120) days after the Maturity Date. Each such usance Letter of Credit shall have a final maturity or payment date no later than one hundred twenty (120) days after the Maturity Date. All such Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement.

                          (b)     Expenses.  Borrower shall pay Bank for all of
Bank's handling fees, as set forth in Exhibit C hereto, for each Letter of Credit issued, including, but not limited to, issuance, negotiation and amendment fees.

                          (c)     Indemnity.  Borrower shall indemnify, defend
and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                          (d)     Reimbursement; Currency Reserve.

                                  (i)      Borrower may request that Bank issue
a Letter of Credit payable in a currency other than United States Dollars. If demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of such other currency for cable transfer to the country of which it is the currency.

                                  (ii)     Upon the issuance of any Letter of
Credit payable in a currency other than United States Dollars, Bank shall create a reserve against fluctuations in currency exchange rates (the "Currency Reserve"), in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Currency Reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The Currency Reserve for a Letter of Credit shall remain in effect so long as such Letter of Credit remains outstanding or reimbursement due with respect thereto.

                 2.3 Repayment of Overadvance. If, at any time while the Borrowing Base formula is in effect and for any reason, the outstanding Advances plus (i) the sum of the aggregate undrawn face amount of the Letters of Credit and (ii) the drawn but unreimbursed Letters of Credit exceed the Borrowing Base, less the sum of the Reserves, Borrower shall, upon telephonic or other notice from Bank, pay to Bank, in cash, the amount of such excess (such amount the "Overadvance"), and prior to such repayment such Overadvance shall bear interest at the per annum rate of the Prime Interest Rate plus two percent (2%); provided, however, that if the Overadvance exists as of the date that the Borrowing Base formula is imposed as a result of the Debt/EBITDA Ratio exceeding 2.00 to 1.00, Borrower shall have thirty (30) days from the date that the Borrowing Base formula is imposed to pay the full amount of such Overadvance.

                 2.4      Interest Rates, Payments, and Calculations.

                          (a)     Interest Rate.

                                  (i)      Prime Interest Rate.  Except as set
forth in Section 2.4(a)(ii) and Section 2.4(b), all Advances shall bear interest, on the average Daily Balance, at a rate equal to the Prime Interest Rate.

                                  (ii)     LIBOR Rate.  At any time during the
term hereof, and from time to time during the term hereof, Borrower may elect to have all or a portion of the Advances (such portion of the Advances a "LIBOR Advance") bear interest, on the average Daily Balances owing, at a rate per annum equal to the LIBOR Rate. The LIBOR Rate may take effect only on the first Eurodollar Banking Day of a calendar month and shall end on the numerically corresponding day in the first, third, sixth, or twelfth calendar month thereafter (the "LIBOR Period"). The election shall be effected by Borrower giving Bank irrevocable written notice not less than three (3) Business Days prior to the first day of the calendar month for which the election is made and shall be with respect to the portion of the Advances principal outstanding equal to an integral multiple of One Hundred Thousand Dollars ($100,000) and shall not be less than Five Hundred Thousand Dollars ($500,000). In the notice, Borrower shall indicate whether the LIBOR Period is to be one (1) month, three (3) months, six (6) months, or twelve (12) months. Borrower may not elect a LIBOR Period that would expire after the Maturity Date.

                          (b)     Default Rate.  All Obligations shall bear
interest, from and after the occurrence of an Event of Default, at a rate equal to two (2) percentage points above the interest rate applicable thereto immediately prior to the occurrence of the Event of Default.

                          (c)     Payments.  Interest hereunder shall be due
and payable in arrears on the last calendar day of each month during the term hereof. Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Committed Line, in which case those amounts shall thereafter accrue interest at the Prime Interest Rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the Prime Interest Rate then applicable hereunder.

                          (d)     Computation.  If the Prime Rate or the Prime
Rate Margin is changed from time to time hereafter, the Prime Interest Rate hereunder with respect to Advances outstanding which do not constitute LIBOR Advances shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate or the Prime Rate Margin, as applicable, is changed, by an amount equal to such change in the Prime Rate or the Prime Rate Margin, as applicable. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                 2.5 LIBOR Advance Termination. If any Regulatory Change or other circumstances relating to the interbank Eurodollar markets shall, at any time, in Bank's reasonable determination (which determination shall be conclusive), make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, the portion of the Advances which have been designated a LIBOR Advance for that LIBOR Period, or to continue such funding or to determine or charge interest rates based upon LIBOR, Bank shall give Borrower notice of such circumstances and:

         (i) In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

         (ii) No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

                 2.6 Crediting Payments. Bank's receipt of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account until (A) the date that such payment constitutes immediately available federal funds and is made to the appropriate deposit account of Bank or (B) the date that such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 2:00 p.m. California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

                 2.7 Depository Account. If the Debt/EBITDA Ratio as of the last day of any fiscal quarter was greater than 2.00 to 1.00, then, during the period commencing thirty (30) days after such date and terminating as of the date that the Debt/EBITDA Ratio as of the last day of a subsequent fiscal quarter was less than 2.00 to 1.00, Borrower shall maintain a depository account ("Depository Account") with Bank. If Borrower receives any payments from any Account Debtor, other than an Account Debtor with respect to a Snowboard Boot Account, while the Depository Account requirement is in effect under this section, it agrees that all such payments shall be the Bank's sole and exclusive property and that it shall hold such payments in trust as Bank's trustee and immediately deliver them to the Depository Account.

                 2.8 Application of Principal Payments. If on the date a principal payment is made with respect to the Advances, interest is calculated both on the basis of the Prime Interest Rate and the LIBOR Rate, then such payment shall be applied first to the Advances principal for which interest is calculated on the basis of the Prime Interest Rate (the "Prime Interest Rate Principal"). Only when the Prime Interest Rate Principal is fully paid shall the principal payment be applied to the LIBOR Advance(s) principal. If more than one LIBOR Advance is outstanding, the principal amount shall be applied to the LIBOR Advances in the order of maturity, with the LIBOR Advances with the shortest time to maturity paid first.

                 2.9      Fees.  Borrower shall pay to Bank the following:

                          (a)     Unused Facility Fee.  An unused facility fee
(the "Unused Facility Fee") on the first day of each calendar month equal to the quotient of the Unused Facility Fee Percentage and the amount by which the Committed Line exceeds the sum of (i) the average daily balance of the Advances for the immediately preceding calendar month and (ii) the aggregate average daily undrawn face amount of the Letters of Credit outstanding and the aggregate average daily unreimbursed amount of the Letters of Credit for the immediately preceding calendar month. The Unused Facility Fee Percentage on an Unused Facility Fee payment date shall be (i) one-eighth of one percent (.125%) per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) if the Debt/EBITDA Ratio as shown on the most recent financial statements delivered by Borrower to Bank was equal to or less than 1.50 to 1.00, (ii) one-quarter of one percent (.25%) per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) if the Debt/EBITDA Ratio as shown on the most recent financial statements delivered by Borrower to Bank was greater than 1.50 to 1.00 but equal to less than 2.50 to 1.00, and (iii) three-eighths of one percent (.375%) per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) if the Debt/EBITDA Ratio as shown on the most recent financial statements delivered by Borrower to Bank was greater than 2.50 to 1.00;

                          (b)     Financial Examination and Appraisal Fees.
Bank's customary fees and reasonable out-of-pocket expenses for Bank's audits of Accounts, and for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents; and

                          (c)     Bank Expenses.  Upon the date hereof, all
Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses.

                 2.10 Additional Costs. If any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

                          (a)     subjects Bank to any tax with respect to
payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on Bank's overall net income imposed by the United States of America or any political subdivision thereof);

                          (b)     imposes, modifies or deems applicable any
deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

                          (c)     imposes upon Bank any other condition with
respect to its performance hereunder,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans hereunder, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon Bank's presentation of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

                 2.11 LIBOR Indemnity. Borrower shall indemnify Bank and hold Bank harmless from, and reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Advance prior to the last day of the LIBOR Period therefor for any reason, including termination hereof, whether pursuant to Section 2.13 hereof or the occurrence of an Event of Default for any reason, (ii) any termination of a LIBOR Period in accordance with Section 2.5 hereof, or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Advance. This indemnification and hold harmless requirement shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtained in order to fund the Advances on the basis of the LIBOR Rate(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This covenant shall survive the expiration or termination hereof.

                 2.12 Term. This Agreement shall become effective upon the Closing Date and shall continue in full force and effect for a term ending on the date that all Obligations have been satisfied. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances and to issue Letters of Credit hereunder immediately and without notice upon the occurrence and during the continuance of an Event of Default. On the date of termination, all Obligations shall become immediately due and payable in cash or by wire transfer. Notwithstanding termination, until all Obligations have been satisfied, Bank shall retain its Lien on the Collateral to secure satisfaction of such Obligations.

                 2.13 Termination. Subject to the terms of this section, Borrower may, at any time, on ten (10) days' written notice prior to the end of any month, and without payment of any premium or penalty, prepay in full the Advances and terminate this Agreement by paying to Bank, in cash or by a wire transfer of immediately available funds, the Obligations. If any Letters of Credit are outstanding on the effective date of termination, Borrower shall deliver to Bank cash collateral in an amount equal to the aggregate undrawn face amount of such Letters of Credit plus the projected amount of all fees associated therewith.

         3. CONDITIONS OF LOANS Bank's obligation to make each Advance and to issue each Letter of Credit is subject to the following conditions:

                          (a)     timely receipt by Bank of the Borrowing
Certificate as provided in Section 2.1; and

                          (b)     the representations and warranties contained
in Section 5 shall be true and correct in all material respects on and as of the date of such Borrowing Certificate and on the effective date of each Advance or Letter of Credit issuance, as applicable, as though made at and as of each such date, Bank shall have timely received the statements, reports and certificates specified in Section 6.3, and no Event of Default or Potential Default shall have occurred and be continuing, or would exist immediately after giving effect to such Advance or Letter of Credit issuance, as applicable. The making of each Advance and the issuance of each Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date of such Advance or Letter of Credit issuance as to the accuracy of the facts referred to in this Section 3(b).

         4.      CREATION OF SECURITY INTEREST

                 4.1 Grant of Security Interest. Borrower grants to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the Closing Date.

                 4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at Bank's request, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's Liens in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

                 4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right from time to time to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

                 4.4      Negative Pledge.  Borrower acknowledges that under
Section 7.4 hereof it is prohibited from granting, or suffering to exist, any Lien, other than Permitted Lien, against any of its general intangibles, including its intellectual property rights. In furtherance of such prohibition, Borrower hereby agrees that it will not grant, or suffer to exist, any Lien with respect to any of its general intangibles without obtaining the Bank's prior written consent, given in its sole discretion, to such Lien, and that the Bank may take, and the Borrower will cooperate in, such actions as the Bank deems necessary to give notice to other Persons of this Lien prohibition with respect to Borrower's general intangibles.

         5.      REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants as follows:

                 5.1 Due Organization and Qualification. Each of Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

                 5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Restated Certificate of Incorporation or Restated Bylaws, nor, to the best of Borrower's knowledge, will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

                 5.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

                 5.4 Bona Fide Eligible Accounts. The Accounts are bona fide existing obligations of Borrower's Account Debtors, created by the sale or lease of goods, the licensing of rights, or the rendition of services to Account Debtors in the ordinary course of Borrower's business, and unconditionally owed to Borrower. The property giving rise to such Accounts has been delivered to the Account Debtor or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor.

                 5.5 Merchantable Inventory. Substantially all Inventory is in all material respects of good quality, free from all material defects, and salable, either as current merchandise or close-out items.

                 5.6 Name; Location of Chief Executive Office. During the five (5) year period ending on the Closing Date, Borrower has not done business under any name other than that specified on the signature page hereof and the names MDV Holdings, Inc. and Van Doren Rubber Company, Inc. As of the date hereof, Borrower's chief executive office is located at the address indicated in Section 10 hereof.

                 5.7 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's Lien in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

                 5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower that Borrower has delivered to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

                 5.9 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

                 5.10 Regulatory Compliance. Borrower and each Subsidiary has met ERISA's minimum funding requirements with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Neither Borrower nor any Subsidiary has withdrawn from, and no termination or partial termination has occurred with respect to, any deferred compensation plan, and neither Borrower nor any Subsidiary has withdrawn from any multi-employer plan under ERISA. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act to the extent that non-compliance with such provisions could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of the Bank's Lien on the Collateral. Borrower has complied with all statutes, laws, ordinances, and government rules and regulations to which it is subject, non-compliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                 5.11 Environmental Condition. None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or any Subsidiary relating to the release or disposal of hazardous waste or hazardous substances.

                 5.12 Taxes. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

                 5.13 Permitted Investments. Borrower does not have any Investment other than (i) Permitted Investments and (ii) stock, partnership interest and other equity securities of each Subsidiary disclosed to and approved by Bank as of the date hereof.

                 5.14 Government Consents. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted.

                 5.15 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

         6.      AFFIRMATIVE COVENANTS

                 Borrower covenants and agrees that, until payment in full of all Obligations, and for so long as Bank is committed to make an Advance or issue a Letter of Credit hereunder, Borrower shall do all of the following:

                 6.1 Good Standing. Borrower shall maintain its and each of the Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of the Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

                 6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, ERISA's minimum funding requirements with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

                 6.3      Financial Statements, Reports, Certificates.
Borrower shall maintain a standard system of accounting in accordance with GAAP. Borrower shall deliver to Bank: (a) within five (5) days upon becoming available, but in any event within fifty (50) days after the end of Borrower's fiscal quarter, the report on Form 10-Q filed or required to be filed with the Securities and Exchange Commission and a Compliance Certificate signed by a Responsible Officer in form and substance acceptable to Bank; (b) within five
(5) days upon becoming available, but in any event within ninety-five (95) days after the end of Borrower's fiscal year, the report on Form 10-K filed or required to be filed with the Securities and Exchange Commission; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (d) promptly upon their becoming available (and in any event within five (5) Business Days thereafter), copies of (i) all financial statements, reports, notices, proxy statements and other information that Borrower sends or generally makes available to any class of its security holders or that any Subsidiary sends or generally makes available to any class of its security holders, (ii) all regular and periodic reports and all registration statements, forms and prospectuses that Borrower or any Subsidiary files with any securities exchange or with the Securities and Exchange Commission, to the extent that such documents are not already required to be delivered under clauses (a) and (b) of this Section 6.3, and (iii) all press releases and other statements that Borrower or any Subsidiary makes generally available to the public concerning material developments in the business of Borrower or any Subsidiary; (e) within fifteen (15) days after the end of each calendar month after the Closing Date during which the Borrowing Base formula is in effect,
(i) a detailed aged trial balance of the Accounts, in form and substance satisfactory to Bank, in its sole discretion, including, without limitation, the names and addresses of all Account Debtors, (ii) a detailed accounts payable aging, in form and substance satisfactory to Bank, in its sole discretion, (iii) an inventory report, in form and substance satisfactory to Bank, in its sole discretion, and (iv) a backlog report, in form and substance satisfactory to Bank, in its sole discretion; and (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

         Bank shall have a right from time to time hereafter to conduct a field exam and to audit Accounts and Inventory at Borrower's expense, provided that such audits will be conducted no more often than once every six (6) months, unless an Event of Default has occurred and is continuing, in which case Bank may conduct such audits, at Borrower's expense, as frequently as Bank deems appropriate.

         Bank may destroy or otherwise dispose of any documents delivered to Bank six (6) months after Bank's receipt thereof.

                 6.4 Inventory. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its Account Debtors, other than Account Debtors with respect to Snowboard Boot Accounts, shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, except those relating to Snowboard Boot Accounts, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

                 6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and shall execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower shall make, and shall cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP).

                 6.6      Insurance.   Borrower, at its expense and with such
companies as are reasonably acceptable to Bank, shall maintain business interruption and liability insurance and fire, theft and other hazard insurance which covers the Collateral, which insurance shall be in such amounts as are ordinarily carried by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. All such liability insurance policies shall show Bank as an additional insured or loss payee, as applicable, and shall specify that the insurer must give at least twenty (20) days' notice to Bank before canceling its policy for any reason. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.

                 6.7 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes hereof.

         7.      NEGATIVE COVENANTS

                 Borrower covenants and agrees that, until payment in full of all Obligations, and for so long as Bank is committed to make an Advance or issue a Letter of Credit hereunder, Borrower will not do any of the following:

                 7.1 Change in Business. Suspend or go out of business, engage in any business, or permit any of the Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto). Borrower will not, without thirty (30) days' prior written notification to Bank, relocate its chief executive office.

                 7.2 Mergers or Acquisitions. Merge or consolidate, or permit any of the Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of the Subsidiaries to acquire, all or a substantial portion of the capital stock or property of another Person or sell or otherwise dispose of all or substantially all of its assets; provided, however, that Borrower may, upon prior notice to Bank, but without obtaining Bank's consent, merge or consolidate with or into another business organization if no Event of Default then exists and no Event of Default would exist upon the closing of merger or consolidation.

                 7.3 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

                 7.4 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of the Subsidiaries so to do, except for Permitted Liens.

                 7.5 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock other than the purchase of Borrower's stock from former employees, consultants or agents of Borrower.

                 7.6 Current Ratio. Permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 2.50 to 1.00 as of the last day of any fiscal quarter of Borrower.

                 7.7 Quick Ratio. Permit the ratio of Consolidated Quick Assets to Consolidated Current Liabilities to be less than 1.50 to 1.00 on the last day of any fiscal quarter of Borrower.

                 7.8 Interest Coverage Ratio. Permit the ratio of EBIT to Consolidated Interest Charges to be less than 3.00 to 1.00, on the last day of any fiscal quarter, with the ratio for each such date determined for the period of the four (4) fiscal quarters of Borrower ended on such date.

                 7.9 Adjusted Consolidated Tangible Net Worth. Permit, on the last day of any fiscal quarter of Borrower, Adjusted Consolidated Tangible Net Worth to be less than the Minimum Amount for such fiscal quarter. For purposes of this

Section 7.9, the "Minimum Amount" shall be (i) for the fiscal quarter ending December 31, 1996, Fifty Million Dollars ($50,000,000), and (ii) for each fiscal quarter thereafter, the sum of the Minimum Amount for the immediately preceding fiscal quarter plus seventy-five percent (75%) (zero percent (0%), in the case of a deficit) of Consolidated Net Income for such immediately preceding fiscal quarter.

                 7.10 Working Capital. Permit, on the last day of any fiscal quarter of Borrower, Working Capital to be less than Thirty Million Dollars ($30,000,000).

                 7.11 Leverage Ratio. Permit, on the last day of any fiscal quarter of Borrower, the ratio of Total Liabilities to Adjusted Consolidated Tangible Net Worth to be more than .50 to 1.00.

                 7.12 Quarterly Losses. Permit Consolidated Net Income in any fiscal quarter of Borrower to be less than zero.

                 7.13 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of the Subsidiaries so to do, other than Permitted Investments.

                 7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person, and (ii) payment to MDC Management Company of compensation in connection with the rendering by MDC Management Company to Borrower of consulting and financial services, provided that the compensation paid by Borrower to MDC Management Company in respect thereof does not exceed Three Hundred Fifty Thousand Dollars ($350,000) for any fiscal year of Borrower.

                 7.15 Inventory. Store the Inventory, other than Snowboard Boots, with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, Borrower shall keep the Inventory, other than Snowboard Boots, only at the location set forth in Section 10 hereof, Borrower's City of Industry distribution center and Borrower's Vista plant, and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

                 7.16 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of the Subsidiaries to make any such payment, except in compliance with any applicable subordination agreement or with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent, which approval shall not be unreasonably withheld, conditioned or delayed.

                 7.17 Compliance. Become an "investment company" or controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet ERISA's minimum funding requirements, permit a Reportable Event or Prohibited Transaction, as such terms are defined in ERISA, to occur, permit any condition to exist that would entitle any Person to obtain a decree adjudicating that any plan under ERISA must be terminated, fail to comply with the Federal Fair Labor Standards Act in any way which could have a Material Adverse Effect or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of the Subsidiaries to do any of the foregoing.

         8.      EVENTS OF DEFAULT

                 Any one or more of the following events shall constitute an Event of Default hereunder:

                 8.1 Payment Default. If Borrower fails to pay (i) any interest or principal Obligations when due and payable or (ii) any Obligations, other than interest and principal Obligations, within five (5) days of the date due and payable;

                 8.2 Covenant Default. If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained herein, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank;

                 8.3 Material Adverse Effect. If there occurs an event that has a Material Adverse Effect or a material impairment of the value or priority of Bank's Lien against the Collateral;

                 8.4 Attachment. If all or any portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty
(30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a Lien upon any portion of Borrower's assets, or if a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that Bank shall not be required to make any Advances or issue any Letters of Credit during such cure period;

                 8.5 Insolvency. If an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days; provided that Bank shall not be required to make any Advances or issue any Letters of Credit prior to the dismissal of such Insolvency Proceeding;

                 8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness if such default could have a Material Adverse Effect;

                 8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, which could have a Material Adverse Effect shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

                 8.8 Misrepresentations. If a material misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

         9.      BANK'S RIGHTS AND REMEDIES

                 9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                          (a)     Declare all Obligations, whether evidenced by
this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

                          (b)     Cease making Advances, issuing Letters of
Credit or otherwise extending credit to or for the benefit of Borrower hereunder or under any other agreement between Borrower and Bank;

                          (c)     Settle or adjust disputes and claims directly
with Account Debtors, other than Account Debtors with respect to Snowboard Boot Accounts, for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

                          (d)     Make such payments and do such acts as Bank
considers necessary or reasonable to protect its Lien on the Collateral. Borrower agrees to make the Collateral available to Bank as Bank designates. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Bank's determination appears to be prior or superior to its Lien and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

                          (e)     Without notice to Borrower set off and apply
to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

                          (f)     Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit, and Bank shall not be obligated to pay any compensation to Borrower or any other Person in connection with the exercise of such rights;

                          (g)     Sell the Collateral at either a public or
private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including, without limitation, Bank's or Borrower's premises) as Bank determines is reasonable;

                          (h)     Bank may credit bid and purchase at any
public sale; and

                          (i)     Any deficiency that exists after disposition
of the Collateral as provided above shall be paid immediately by Borrower.

                 9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, employees or agents) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts, other than Snowboard Boot Accounts, or notify Account Debtors, other than with respect to

Snowboard Boot Accounts, of Bank's Lien against the Accounts, provided that at the time of the verification request or notification an Event of Default has occurred and is continuing; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession which constitute proceeds of any of the Collateral; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, other than a Snowboard Boot Account, drafts against Account Debtors, other than Account Debtors with respect to Snowboard Boot Accounts, schedules and assignments of Accounts, other than Snowboard Boot Accounts, verifications of Accounts, other than Snowboard Boot Accounts, and notices to Account Debtors, other than Account Debtors with respect to Snowboard Boot Accounts; and (d) during the continuance of an Event of Default, settle and adjust disputes and claims respecting the accounts directly with Account Debtors, other than with respect to Snowboard Boot Accounts, for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default is continuing. The Bank's appointment as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations are fully satisfied and Bank's obligation to make Advances and issue Letters of Credit hereunder is terminated or expires.

                 9.3 Accounts Collection. At any time during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower which constitute part of the Collateral of Bank's Lien against such funds. Borrower shall collect all amounts owing to Borrower which constitute part of the Collateral for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the Account Debtor, with proper endorsements for deposit.

                 9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms hereof, then Bank may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such Reserves as Bank deems necessary to protect it from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section
6.6 hereof, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the Prime Interest Rate then in effect. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default.

                 9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for any diminution in the value of any Collateral.

                 9.6 Remedies Cumulative. Bank's rights and remedies hereunder, the other Loan Documents, and by law shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless in writing.

                 9.7 Demand; Protest; Application. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable. Borrower waives any right to direct the application of any amount received by Bank.

         10.     NOTICES

                 Unless otherwise provided herein, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents, which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized, overnight delivery service or by certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or Bank, as the case may be, at its address set forth below:

         If to Borrower:  Prior to March 1, 1997:
                          Vans, Inc.
                          2095 Batavia Street
                          Orange, CA  92665-3101
                          Attn:  Craig E. Gosselin, Esq.,
                                 Vice President and General Counsel
                          FAX:   (714) 974-4481

                          On or after March 1, 1997
                          Vans, Inc.
                          15700 "A" Shoemaker Avenue
                          Sante Fe Springs, CA  _________
                          Attn:  Craig E. Gosselin, Esq.,
                                 Vice President and General Counsel
                          FAX:   N/A

         If to Bank:      Bank of the West
                          1450 Treat Blvd.
                          Walnut Creek, CA  94596
                          Attn:  Mr. Dale J. Kobsar
                          FAX:   (510) 930-5635

Either party may change its address for notices by written notice given in the foregoing manner to the other.

         11.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

                 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to conflicts of law principles. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of San Francisco, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         12.     GENERAL PROVISIONS

                 12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

                 12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether hereunder, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

                 12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth herein.

                 12.4 Severability of Provisions; Headings. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Headings are set forth herein for convenience only.

                 12.5 Amendments; Integration. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter hereof, if any, are merged into this Agreement and the Loan Documents.

                 12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

                 12.7 Survival. All covenants, representations and warranties made herein shall continue in full force and effect so long as any Obligations remain outstanding. Borrower's obligations to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in
Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

                 12.8 Confidentiality. Bank shall not disclose to any third party any Confidential Information disclosed to Bank pursuant to the Loan Documents, except that (i) the Bank may disclose Confidential Information to a third party to the extent compelled by law, subpoena, civil investigative demand, interrogatories or similar legal process, and (ii) Bank may disclose Confidential Information to a potential transferee of or participant in the Loan Documents, provided that the potential transferee or participant agrees to be bound by the same confidentiality obligations as Bank under this section. For purposes hereof, Confidential Information is information disclosed by Borrower to Bank pursuant to the Loan Documents that is not information which
(i) becomes generally available to the public, other than as a result of disclosure by Bank, (ii) was available on a non-confidential basis prior to its disclosure to Bank by Borrower, or (iii) becomes available to Bank on a non-confidential basis from a source other than Borrower.

                 12.9 No Novation. This Amended and Restated Loan and Security Agreement is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Loan and Security Agreement, as executed and delivered on July 1, 1995, and amended prior to the execution hereof, shall remain in full force and effect.

                 12.10 Amendments Upon Termination of Snowboard Boot Financing. Upon (i) the expiration or termination, for any reason, of the Snowboard Boot Financing Agreement, and (ii) the filing of all UCC Financing Statement Amendments and other appropriate documents to enable the Bank to have a perfected first priority Lien against the Snowboard Boot located in the United States and the Snowboard Boot Accounts, and the Bank's reasonable determination that it holds such Lien against such assets, this Agreement shall be automatically amended as follows, without any further action by the parties hereto:

                          (a)     the phrases "other than the Snowboard Boot
Accounts" and "other than the Snowboard Boots" shall be deleted from the definition of "Collateral";

                          (b)     the phrases "other than the Snowboard Boot
Accounts" and "other than the Snowboard Boot Accounts" shall be deleted from the definition of "Dilution";

                          (c)     clause (ii) of the definition of "Eligible
Accounts" shall be deleted and clause (iii) shall be redesignated as clause
(ii);

                          (d)     the phrases "(excluding for purposes of this
clause, the Snowboard Boot Accounts)" and "(excluding for purposes of this clause, the Snowboard Boot Accounts)" shall be deleted from clause (l) of the definition of "Eligible Accounts";

                          (e)     the phrase "other than Snowboard Boots" shall
be deleted from the definition of "Eligible Inventory";

                          (f)     the definitions of "Snowboard Boot Accounts"
and "Snowboard Boots" shall be deleted;

                          (g)     the phrase "other than an Account Debtor with
respect to a Snowboard Boot Account" shall be deleted from the second sentence of Section 2.7;

                          (h)     the phrase "other than Account Debtors with
respect to a Snowboard Boot Accounts" shall be deleted from the first sentence of Section 6.4;

                          (i)     the phrase "except those relating to
Snowboard Boot Accounts" shall be deleted from the second sentence of Section
6.4;

                          (j)     the phrase ", other than Snowboard Boots,"
shall be deleted from the first sentence of Section 7.15;

                          (k)     the phrase ", other than Snowboard Boots,"
shall be deleted from the second sentence of Section 7.15;

                          (l)     the phrase ", other than Account Debtors with
respect to Snowboard Boot Accounts," shall be deleted from Section 9.1(c);

                          (m)     Section 9.2 shall be amended to read as
follows:

                 12.11 Power of Attorney. Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, employees or agents) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify Account Debtors of Bank's Lien against the Accounts, provided that at the time of the verification request or notification an Event of Default has occurred and is continuing; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession which constitute proceeds of any of the Collateral; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts and notices to Account Debtors; and (d) during the continuance of an Event of Default, settle and adjust disputes and claims respecting the accounts directly with Account Debtors for amounts and upon terms which Bank determines to be reasonable; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default is continuing. The Bank's appointment as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations are fully satisfied and Bank's obligation to make Advances and issue Letters of Credit hereunder is terminated or expires.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                                                 VANS, INC.

                                                 By:___________________________

                                                 Title:________________________



                                                 By:___________________________

                                                 Title:________________________


                                                 BANK OF THE WEST


                                                 By:___________________________
                                                    Dale J. Kobsar
                                                    Regional Vice President

                                   EXHIBIT A

                  LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

         DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., CALIFORNIA TIME


TO:  CENTRAL CLIENT SERVICE DIVISION                  DATE:
                                                           -------------------
FAX #:                                                TIME:
      --------------------                                 -------------------


------------------------------------------------------------------------------
FROM:
     --------------------------------------------------------------------
                           CLIENT NAME (BORROWER)
REQUESTED BY:
             ------------------------------------------------------------
                           AUTHORIZED SIGNER'S NAME
AUTHORIZED SIGNATURE:
                     ----------------------------------------------------
PHONE NUMBER:
             ------------------------------------------------------------

FROM ACCOUNT #                           TO ACCOUNT #
              -------------------------              --------------------

REQUESTED TRANSACTION TYPE                 REQUESTED DOLLAR AMOUNT
--------------------------                 -----------------------

PRINCIPAL INCREASE (ADVANCE)      $
                                   --------------------------------------
PRINCIPAL PAYMENT (ONLY)              $
                                       ----------------------------------
INTEREST PAYMENT (ONLY)               $
                                       ----------------------------------
PRINCIPAL AND INTEREST (PAYMENT)  $
                                   --------------------------------------

OTHER INSTRUCTIONS:
                   ------------------------------------------------------

-------------------------------------------------------------------------

        All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete as of the date of the telephone request for an Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

------------------------------------------------------------------------------

------------------------------------------------------------------------------
                                 BANK USE ONLY


TELEPHONE REQUEST:
-----------------

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.



----------------------------------      ----------------------------------
       Authorized Officer                             Phone #



----------------------------------      ----------------------------------
       Received By (Bank)                             Phone #


                       -------------------------------
                         Authorized Signature (Bank)

------------------------------------------------------------------------------

                                   EXHIBIT B

                             VANS INVESTMENT POLICY

I.      Purpose

        To specify guidelines, responsibility, and authority for the short-term investment of cash reserves by the Company and its subsidiaries.

II.     Investment Objectives

        The primary objectives of Vans' investments are liquidity and minimum risk. Consistent with these primary objectives, investments will be made to achieve a reasonable rate of return to the Company.

III.    Investment Criteria

        Investments will be made in accordance with the following criteria:

        A.      Eligible Investments

                1.      United States Government Obligations and its Agencies.

                2. Money Market Instruments, including - Bankers Acceptances, Commercial Paper, Certificates of Deposit, Repurchase Agreements, and Money Market Mutual Funds, all with such institutions which meet the Investment Quality Standards noted in III-B.

                3. Short-term tax-exempt securities including highest quality Municipal Notes and Municipal Bonds as noted in III-B-3, as well as prerefunded Municipal Bonds escrowed to maturity and backed by U.S. Treasury Securities.

        B.      Investment Quality

                1. Issuer or guarantor must have no less than "A" rating by Standard & Poors or Moody's Investor Services on its long-term debt.

                2. Issuer or guarantor must have no less than "A-1" (Standard & Poors) or "P-1" (Moody's Investor Services on its commercial paper).

                3. Municipal Bonds whose issuer must have no less than a "AAA" rating by Standard & Poors, or "Aaa" by Moody's Investor Services on its long-term debt.

        C.      Term or Maturity

                1. Appropriate to Company cash management and expansion requirements with no more than 25% with maturities over 6 months. Portfolio emphasis will focus on short-term maturities of 6 months or less.

        D.      Portfolio Diversification

                1. Holdings of the securities of any one issuer are limited to the higher of $1 million or 10% of the market value of the portfolio so long as the portfolio exceeds $5 million. If portfolio is less than $5 million, holdings may be no more than 20% in any one issuer's securities.

                2. There is no limit on the holding of securities of the U.S. Government or its agencies and instruments which have the full faith and credit guarantees of the U.S. Government.

        E.      Liquidity

                1. There must be an active secondary market in the instrument or confidence that a market maker would make such a market.

IV.     Investment Management

        A. The Company shall appoint an Investment Policy Committee, which shall be the Audit Committee of the Board of Directors. Such committee shall propose the investment policy of the Company, and such policy shall be approved by the Board of Directors. This policy will be reviewed by the Committee periodically to ensure it meets the needs and objectives of the Company.

        B. The Company shall appoint an Investment Committee comprised of the President, Chief Operating Officer, General Counsel, Chief Financial Officer, and Controller.

        C. The Chief Financial Officer has the authority and responsibility for implementing this policy and for overseeing the management of the investment portfolio and the preparation and issuance of reports and the decisions as to allocation of investment funds.

        D. The resolution of the Board of Directors covering investments and marketable securities states that any two of the President, Chief Operating Officer, General Counsel, Chief Financial Officer, or Controller are authorized to purchase, transfer, negotiate, pledge, sell or otherwise dispose of securities on behalf of the Company in such manner, at such times, and upon such terms as they may deem wise and advantageous to the Company, subject to all of the above.

V.      Restrictions

        In addition to the restrictions inherent in the above guidelines, the Company and the Investment Committee may not:

        A. Invest in the marketable securities and other short-term assets as defined above of any issuers which have less than three years of continuous operation.

        B. Purchase securities on margin, sell securities short, or invest in real estate unrelated to the operations of the Company.

        C.      Invest in commodities of any kind in any form.

        D. Invest in pooled investments, the portfolios of which consist of assets not listed above.

        E. Invest or purchase derivatives, puts, calls, or other such synthetic financial instruments.

                                   EXHIBIT C

                            LETTER OF CREDIT CHARGES

================================================================================
         Import Letters of Credit               Export Letters of Credit
--------------------------------------------------------------------------------
      Issuance          1/20 of 1.0%          Advice            $25.00/Each
--------------------------------------------------------------------------------
     Amendment          1/20 of 1.0%         Amendment          $25.00/Each
--------------------------------------------------------------------------------
    Negotiation         $25.00/Set          Negotiation         $45.00/Each
--------------------------------------------------------------------------------
    Discrepancy         $10.00/Set          Discrepancy         $10.00/Set
--------------------------------------------------------------------------------
      Courier           Actual Cost           Courier           Actual Cost
================================================================================